Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • JONESDAY.COM

January 22, 2025

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Re:

4,340,000 Shares of Class A Common Stock, Common Warrants to Purchase 9,040,000 Shares of Class A Common Stock and Pre-Funded Warrants to Purchase up to 4,700,000 Shares of Class A Common Stock of Cibus, Inc.

Ladies and Gentlemen:

We are acting as counsel for Cibus, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 4,340,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), warrants (the “Common Warrants”) to purchase 9,040,000 shares of Common Stock (the “Common Warrant Shares”) and, in lieu of shares of Class A Common Stock to certain investors, pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,700,000 shares of Class A Common Stock (the “Pre-Funded Warrant Shares” and together with the Shares, the Common Warrants, the Common Warrant Shares and the Pre-Funded Warrants, the “Securities”), pursuant to Securities Purchase Agreements, each dated as of January 21, 2025 (the “Purchase Agreements”), by and among the Company and the purchasers party thereto (collectively, the “Purchasers”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Shares, when issued and delivered to the Purchasers pursuant to the terms of the Purchase Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

2.

The Common Warrants, when issued and delivered to the Purchasers pursuant to the terms of the Purchase Agreements against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

3.

The Common Warrant Shares, when issued upon exercise of the Common Warrants pursuant to the terms of the Common Warrants against payment of the exercise price therefor as provided in the Common Warrants, will be validly issued, fully paid and non-assessable.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID

MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Cibus, Inc.

January 22, 2025

4.

The Pre-Funded Warrants, when issued and delivered pursuant to the terms of the Purchase Agreements against payment of the consideration therefor as provided in the Purchase Agreements, will constitute valid and binding obligations of the Company.

5.

The Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants pursuant to the terms of the Pre-Funded Warrants against payment of the exercise price therefor as provided in the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that the resolutions of the board of directors of the Company or an authorized committee thereof authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which the Securities are offered or sold by the Company.

The opinions in paragraph 2 and 4 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3/A (Registration No. 333-273062) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day